Filed Pursuant to Rule 433
Registration Statement No. 333-283969

AUTOCALLABLE STRATEGIC ACCELERATED REDEMPTION SECURITIES®

Autocallable Strategic Accelerated Redemption Securities® Linked to a Basket of Three Financial Sector Stocks
Issuer	The Toronto-Dominion Bank (“TD”)
Principal Amount	$10.00 per unit
Term	Approximately three years, if not called earlier
Market Measure
An approximately equally weighted basket of three financial sector stocks comprised of the common stock of each of The Goldman Sachs Group, Inc. (Bloomberg symbol: “GS”), JPMorgan Chase & Co. (Bloomberg symbol: “JPM”) and Morgan Stanley (Bloomberg symbol “MS”) (each, a “Basket Stock” and each such company, an “Underlying Company”)

Automatic Call	The notes will be called automatically if the Observation Level of the Market Measure on any of the Observation Dates is equal to or greater than the Call Level
Observation Level	The value of the Market Measure on the applicable Observation Date
Observation Dates	Approximately one, two and three years from the pricing date
Call Level	100.00% of the Starting Value
Call Amounts
[$11.05 to $11.15] if called on the first Observation Date, [$12.10 to $12.30] if called on the second Observation Date, and [$13.15 to $13.45] if called on the final Observation Date, each to be determined on the pricing date

Payout Profile at Maturity	If the notes are not called, 1-to-1 downside exposure to decreases in the Market Measure, with up to 100% of your principal amount at risk
Threshold Value	100.00% of the Starting Value
Interest Payments	None
Preliminary Offering Documents	http://www.sec.gov/Archives/edgar/data/947263/000114036125036928/ef20056238_424b2.htm
Exchange Listing	No
You should read the relevant Preliminary Offering Documents before you invest. Click on the Preliminary Offering Documents hyperlink above or call your Financial Advisor for a hard copy.
Risk Factors
Please see the Preliminary Offering Documents for a description of certain risks related to this investment, including, but not limited to, the following:
•	If your notes are not called, your investment will result in a loss; there is no guaranteed return of principal.
•
Payments on the notes are subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of the notes. If we become insolvent or are unable to pay our obligations, you may lose your entire investment.

•	Changes in the price of one of the Basket Stocks may be offset by changes in the prices of the other Basket Stocks.
•	The initial estimated value of the notes on the pricing date will be less than their public offering price.
•	If you attempt to sell the notes prior to maturity, their market value may be lower than both the public offering price and the initial estimated value of the notes on the pricing date.
•	If called, your return on the notes is limited to the applicable Call Premium.
•	You will have no rights of a holder of the Basket Stocks, and you will not be entitled to receive any shares of the Basket Stocks or dividends or other distributions by any Underlying Company.
•	None of the issuer, MLPF&S, BofAS or our or their respective affiliates control any Underlying Company, and have not verified any disclosure made by any Underlying Company.
•	No Underlying Company will have any obligations relating to the notes.
•	Payments on the notes will not be adjusted for all corporate events that could affect the Basket Stocks.
•	The Basket Stocks are concentrated in one sector.
•	Adverse conditions in the financial sector may reduce your return on the notes.
•	Economic conditions have adversely impacted the stock prices of many companies in the financial sector, and may do so during the term of the notes.
The final terms of the notes will be set on the pricing date within the given range for the specified Market-Linked Investment. Please see the Preliminary Offering Documents for complete product disclosure, including related risks and tax disclosure.

TD has filed a registration statement (including a product supplement and a prospectus) with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this term sheet relates. Before you invest, you should read the Note Prospectus, including this term sheet, and the other documents that TD has filed with the SEC, for more complete information about TD and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, TD, any agent, or any dealer participating in this offering will arrange to send you these documents if you so request by calling MLPF&S or BofAS toll-free at 1-800-294-1322.